Amended Cornerstone Total Return Fund, Inc. By-Laws
(Articles XXIV and Article XXV)

ARTICLE XXIV
Certificates of Stock

The shares of the Corporations capital stock shall be uncertificated, and shall be entered in the books of the Corporation and registered as they are issued, except that upon written request to the transfer agent of the Corporation each shareholder shall be entitled to a certificate or certificates of full shares (but not fractional shares) of capital stock of the Company owned by him, in such form as shall, in conformity to law, be prescribed from time to time by the Board of Directors. Certificates shall be signed by the Chairman of the Board, if any, or the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and such signatures may be facsimiles when the laws of the State of New York shall permit.

In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any certificate ceases to be an officer, transfer agent or registrar before the certificate is issued, the certificate may nevertheless be issued by the Company with the same effect as if he were such officer, transfer agent or registrar as of the date of its issue. No certificate shall be issued for any share of stock until such share is fully paid.

Each certificate representing shares shall state upon the face thereof:

(a) that the corporation is formed under the laws of New York; (2) the name of the person or persons to whom issued; and (3) the number and class of shares, and the designation of the series, if any, which such certificate represents.

Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to the paragraph immediately above this paragraph. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

ARTICLE XXV
Lost Certificates
The Board of Directors may establish procedures for the issuance of a new certificate or certificates, or uncertificated shares, in place of any certificate or certificates theretofore issued by the Company alleged to have been stolen, lost or destroyed. Such procedures may include, among other things, and as a condition precedent to the issuance of a new certificate, a requirement that the owner of such stolen, lost or destroyed certificate or certificates, or his legal representative, advertise the same, and give the Company a bond, with sufficient surety, to indemnify it against any loss or claim which may arise by reason of the issuance of a new certificate or certificates or uncertificated shares.